Certificate of Incorporation

                                     of

                    PARAGON AUTO RECEIVABLES CORPORATION


                                 ARTICLE I

                                    NAME

         The name of the corporation is Paragon Auto Receivables
Corporation (the "Corporation").


                                 ARTICLE II

                        REGISTERED OFFICE AND AGENT

         The address of its registered office in the State of Delaware, is 1013 Centre Road, in the City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.


                                ARTICLE III

                             CORPORATE PURPOSES

         The nature of the businesses or purposes to be conducted or promoted by the Corporation is to engage exclusively in the following activities:

                  (a) (i) to purchase, make loans secured by, accept capital contributions of or otherwise acquire from Paragon Acceptance Corporation, a Delaware corporation (together with its successors "PAC") or its affiliates, and to hold, sell, transfer or pledge or otherwise exercise ownership rights with respect to all right, title and interest of PAC and such affiliates with respect to (A) installment contracts arising from sales by motor vehicle dealers of goods and services and assigned to PAC or its affiliates in the ordinary course of business, whether such contracts constitute accounts, chattel paper, instruments or general intangibles, and including all rights to payment thereunder ("Receivables"), (B) any and all liens, security interests and collateral for such Receivables, (C) any proceeds of insurance covering such collateral and refunds of unearned premiums for insurance, (D) contracts between PAC and the motor vehicle dealers who originate Receivables, and (E) any and all related rights and proceeds of any of the foregoing (the property described in clauses (B) through (E) above being called "Related Assets"); (ii) to deal with the obligors under or servicers of

         Receivables and owners of Related Assets; (iii) to borrow funds and issue evidences of indebtedness in respect thereof, and sell and assign Receivables or interests in Receivables and issue notes, certificates or evidences of ownership or assignments in respect thereof, in each case in order to finance and facilitate the purchase of Receivables and Related Assets and to secure such borrowings and indebtedness with (and to pledge and grant liens on and security interests in) Receivables and Related Assets acquired from time to time and other assets and properties in which it otherwise has a right, title or interest; (iv) to enter into one or more agreements relating to the issuance of such notes, certificates or other evidences of ownership or assignment, and to enter into credit enhancement arrangements and agreements with respect thereto and the purchase and servicing of Receivables and all such documents, agreements and instruments necessary or appropriate in connection therewith and to undertake all such duties and obligations and covenants as may be set forth in such agreements, documents, and instruments on its part to be performed thereunder; (v) to loan or otherwise invest proceeds from Receivables and Related Assets and any other income; and (vi) to execute, deliver and perform agreements evidencing, necessitated by or in connection with any and all of the foregoing;

                  (b) to issue capital stock as provided for herein; and

                  (c) to engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the General Corporation Law of the State of Delaware that are incidental to and necessary, suitable or convenient for the accomplishment of the purposes specified in clauses (a) through
         (c) above.


                                 ARTICLE IV

                               CAPITAL STOCK

                  (a) The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, $1.00 par value (the "Common Stock").

                  (b) Each outstanding share of Common Stock shall, when validly issued by the Corporation, entitle the record holder thereof to one vote at all shareholders' meetings on all matters submitted to a vote of the shareholders of the Corporation.

                  (c) Dividends may be declared upon and paid to the holders of the Common Stock as the board of directors of the Corporation (the "Board of Directors") shall determine.

                                 ARTICLE V

                                INCORPORATOR

         The name and mailing address of the sole incorporator is as follows:

                            Francis C. Rowinski
                            Mayer, Brown & Platt
                          190 South LaSalle Street
                          Chicago, Illinois 60603

                                 ARTICLE VI

DURATION

         The Corporation is to have perpetual existence.


                                ARTICLE VII

                           INDEPENDENT DIRECTORS

                  (a) At any given time, at least one member of the Corporation's Board of Directors shall be an Independent Director as defined below; provided, however, that if at any time the office of Independent Director shall be vacant for any reason, subject to Article XI hereof, any action taken by the Board of Directors in accordance with this Certificate of Incorporation and the Corporation's By-Laws (other than actions taken with respect to matters described in such Article XI) shall nonetheless be valid.

                  (b) As used herein, the following terms shall have the meaning set forth below:

                           (i) An "Independent Director" shall be an
                  individual who: (A) is not and has not been employed by PAC, or any of its subsidiaries or affiliates as a director, officer or employee within the five years prior to such individual's appointment as an Independent Director; provided, however, that such individual is currently not the recipient of compensation or other remuneration or benefits from PAC, its subsidiaries or affiliates in an amount exceeding 5% of the gross revenues of such individual during the last calendar year; (B) is not and is not affiliated with a tax exempt entity that receives contributions from PAC, its subsidiaries or affiliates in an amount exceeding 5% of the gross contributions of such entity during the last calendar year; (C) is not and is not affiliated with a person that is or has been a significant advisor or consultant to PAC or any of its subsidiaries or affiliates within the five years prior to such individual's appointment as an Independent Director; (D) is not affiliated with a person that is or has been a significant supplier of PAC or any of its subsidiaries or affiliates within the five years prior to such individual's appointment as an Independent Director;
                  (E) is not affiliated with a person with respect to which PAC or any of its subsidiaries or affiliates is or has been a significant customer or supplier within the five years prior to such individual's appointment as an Independent Director; (F) does not have and has not had significant personal services contract(s) with PAC or any of its subsidiaries or affiliates within the five years prior to such individual's appointment as an Independent Director; (G) is not the beneficial owner at the time of such individual's appointment as an Independent Director, or at any time thereafter while serving as an Independent Director, of more than 1% of the then outstanding shares of common stock of PAC or any affiliate of PAC; (H) is not a spouse, parent, sibling or child of any person described by (A) through (G); (I) is not an officer, director or employee of, or a spouse, parent, sibling or child of an officer, director or employee of, a person who is or has been a major creditor of PAC or any of its subsidiaries or affiliates within the five years prior to such individual's appointment as an Independent Director; and (J) has not served as a trustee in bankruptcy for PAC or any of its affiliates or subsidiaries; provided, however, that notwithstanding anything contained in clauses (A) through (J) above, an Independent Director may serve or have served as an Independent Director of one or more additional limited purpose corporations, business trusts, partnerships or other entities organized for the purpose of acquiring, financing or otherwise investing, directly or indirectly, in assets or receivables originated, owned or serviced by PAC or any of its affiliates.

                           (ii) An "affiliate" of a person, or a person
                  "affiliated with," a specified person shall mean a person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified person.

                           (iii) The term "control" (including the terms
                  "controlling," "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

                           (iv) The term "person" shall mean any
                  individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Article 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                           (v) A "subsidiary" of PAC shall mean any
                  corporation a majority of the voting stock of which is owned, directly or indirectly, through one or more other subsidiaries, by PAC.

                           (vi) A person shall be deemed to be or to be
                  affiliated with a company or firm that is a "significant advisor or consultant to PAC or any of its subsidiaries or affiliates" if such person received or would receive fees or similar compensation in the last calendar year from PAC or any of its subsidiaries or affiliates in excess of the lesser of: (i) 3% of the consolidated gross revenues that PAC and its subsidiaries received for the sale of their products and services during such fiscal year of PAC; (ii) 5% of the gross revenues of the person during such calendar year, if such person is a self-employed individual; and (iii) 5% of the consolidated gross revenues received by such company or firm for the sale of its products and services during such fiscal year, if the person is a company or firm; provided, however, that director's fees and expense reimbursements shall not be included in the gross revenues of an individual for purposes of this determination.

                           (vii) A "significant customer of PAC or any of
                  its subsidiaries or affiliates" shall mean a customer from which PAC and any of its subsidiaries or affiliates collectively in the last fiscal year of PAC received payments in consideration for the products and services of PAC and its subsidiaries and affiliates that are in excess of 3% of the consolidated gross revenues of PAC and its subsidiaries during such fiscal year.

                           (viii) A "significant supplier of PAC or any of
                  its subsidiaries or affiliates" shall mean a supplier to which PAC and any of its subsidiaries or affiliates collectively in the last fiscal year of PAC made payments in consideration for the supplier's products and services in excess of 3% of the consolidated gross revenues of PAC and its subsidiaries during such fiscal year.

                           (ix) PAC or any of its subsidiaries and
                  affiliates shall be deemed a "significant customer" of a company if PAC and any of its subsidiaries and affiliates collectively were the direct source during such company's last fiscal year of in excess of 5% of the gross revenues that such company received from the sale of its products and services during such fiscal year.

                           (x) PAC or any of its subsidiaries and
                  affiliates shall be deemed a "significant supplier" of a company if PAC and any of its subsidiaries or affiliates collectively received in such company's fiscal year payments from such company in excess of 5% of the gross revenues that such company received during such fiscal year for the sale of its products and services.

                           (xi) A person shall be deemed to have
                  "significant personal services contract(s) with PAC or any of its subsidiaries or affiliates" if the fees and other compensation received by the person in the last calendar year pursuant to personal services contract(s) with PAC and any of its subsidiaries or affiliates exceeded or would exceed 5% of such person's gross revenues during such calendar year.

                           (xii) A person shall be deemed to be a "major
                  creditor of PAC or any of its subsidiaries or affiliates" if it is a financial institution that PAC or such subsidiary or affiliate owes outstanding indebtedness for borrowed money in a sum sufficiently large as would reasonably be expected to influence the judgment of such Independent Director adversely to the interests of the Corporate when its interests are adverse to PAC or any of its subsidiaries or its affiliates.

                  (c) If an Independent Director resigns, dies or becomes incapacitated, or such position otherwise becomes vacant, no action requiring the unanimous vote of the Board of Directors shall be taken until a successor Independent Director is elected and qualified and approves of such action. In the event of the death, incapacity or resignation of an Independent Director, or a vacancy for any other reason, a successor Independent Director shall be appointed by the remaining directors. To the extent permitted by Delaware law, the Independent Director, in voting on matters subject to the approval of the Board of Directors, shall at all times take into account the interests of creditors of the Corporation, in addition to the interests of the Corporation and its stockholders. In addition, no Independent Director may be removed unless (i) he is removed for cause and (ii) his or her successor has been elected.

                                ARTICLE VIII

                        POWERS OF BOARD OF DIRECTORS

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

                  (a) To make, alter or repeal the By-Laws of the Corporation, subject to any limitation set forth in the By-Laws or in this Certificate of Incorporation.

                  (b) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                  (c) By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the Directors of the Corporation at least one of whom shall be an Independent Director. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee other than an Independent Director. The By-Laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member unless such member is an Independent Director. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the

         By-Laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-Laws of the Corporation; and, unless the resolution or By-Laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

                  (d) To exercise, in addition to the powers and authorities herein or by law conferred upon it, any such powers and authorities and do all such acts and things as may be exercised or done by the Corporation, subject nevertheless, to the provisions of the laws of the State of Delaware and of this Certificate of Incorporation and of the By-Laws of the Corporation.


                                 ARTICLE IX

                   NO DIRECTOR LIABILITY; INDEMNIFICATION

                  (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability
         (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Corporation Law. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                  (b) The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


                                 ARTICLE X

                            STOCKHOLDER MEETINGS

         Meetings of the stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of the directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.


                                 ARTICLE XI

                           CORPORATE RESTRICTIONS

                  (a) The Corporation shall not, without the affirmative vote of 100% of the members of the Board of Directors, including the affirmative vote of the Independent Director, which vote of each such director shall be in writing and given prior to such action, do any of the following:

                           (i) engage in any business or activity other
                  than those set forth in Article III hereof;

                           (ii) incur any indebtedness, or assume or
                  guaranty any indebtedness of any other entity, other than
                  (A) indebtedness arising from salaries, fees and expenses to its professional advisors and counsel, directors, officers and employees, (B) other indebtedness on account of incidentals or services supplied or furnished to the Corporation, and (C) in the ordinary course of the Corporation's business as set forth in Article III hereof;

                           (iii) dissolve or liquidate, in whole or in
                  part, consolidate or merge with or into any other entity or convey or transfer its properties and assets, substantially as an entirety to any entity other than in the ordinary course of the Corporation's business as set forth in Article III hereof;

                           (iv) institute proceedings to be adjudicated
                  bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it or file a petition seeking, or consent to, reorganization, liquidation or relief under any applicable federal or state law relating to bankruptcy, insolvency, reorganization or dissolution, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts as they become due, or take corporate action in furtherance of any such action;

                           (v) repeal, amend or otherwise modify any
                  provision of Article III, Article VII or this Article XI of this Certificate of Incorporation; or

                           (vi) increase or reclassify the capital stock of
                  the Corporation or issue any additional shares of capital stock of the Corporation.

                  (b) The Corporation shall not take any corporate action in connection with any merger of the Corporation into, or consolidation of the Corporation with, any other person or entity, or convey, transfer or lease substantially all of its assets as an entirety to any person or entity unless, the following conditions are satisfied:

                           (i) The person or entity surviving such merger
                  or consolidation or the person or entity which acquires by conveyance, transfer or lease substantially all of the assets of the Corporation (A) is organized under the laws of the United States or any state thereof, (B) has immediately following such merger or consolidation or transfer a net worth at least equal to that of the Corporation immediately prior to such merger, consolidation or transfer (or whose obligations are guaranteed by a person or entity with a net worth at least equal to that of the Corporation immediately prior to such merger, consolidation or transfer), (C) expressly assumes all of the obligations of the Corporation in connection with the indebtedness of the Corporation and
                  (D) shall have a certificate of incorporation, or other organizational document containing provisions substantially similar to the provisions of Article III,
                  Article VII and Article XI of this Certificate of
                  Incorporation.

                           (ii) Immediately after giving effect to such
                  merger, consolidation or transfer, no default or event of default shall have occurred and be continuing under any agreement to which the Corporation is a party.

                           (iii) Such merger, consolidation or transfer
                  shall be authorized by (A) the affirmative vote of 100% of the entire Board of Directors, including the Independent Director and (B) the affirmative vote of the holders of outstanding shares of capital stock of the Corporation representing 100% of all the votes entitled to be cast thereon.

                  (c) The Corporation will maintain its separate corporate existence and identity and will take all steps necessary to make it apparent to third parties that the Corporation is an entity with assets and liabilities distinct from those of PAC or any subsidiary or affiliate of PAC. The Corporation shall therefore, at all times (i) promptly reimburse PAC or any affiliate of PAC for all reasonable expenses paid or incurred by PAC, any affiliate or their personnel for or on behalf of the Corporation, including appropriate allocations of (x) salaries and benefits of those personnel performing services for the Corporation and (y) office space, overhead, computing and other expenses attributable to services performed for the Corporation, if any, (ii) maintain the Corporation's books, accounting records and other corporate documents and records separate from those of PAC or any other entity, (iii) prepare separate financial statements from those of PAC and request that PAC include certain footnotes in any consolidated financial statements issued by PAC to the effect that PAC contributed certain assets to the Corporation, (iv) not commingle the Corporation's assets with those of PAC or any other entity, (v) maintain the Corporation's books of account and payroll (if any) separate from those of PAC or any affiliate of PAC, (vi) act solely in its corporate name and through its own authorized officers and agents, invoices and letterhead, (vii) separately manage the Corporation's liabilities from those of PAC or any affiliate of PAC and pay its own liabilities, including all administrative expenses, from its own separate assets, and (viii) pay from the Corporation's assets all obligations and indebtedness of any kind incurred by the Corporation. The corporation shall abide by all corporate formalities, including the maintenance of current minute books, and the Corporation shall cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Corporation and its assets and liabilities. The Corporation shall not assume the liabilities of PAC or any affiliate of PAC, and shall not guarantee the liabilities of PAC or any affiliate of PAC. The officers and directors of the Corporation (as appropriate) shall make decisions with respect to the business and daily operations of the Corporation independent of and not dictated by PAC or any affiliate of PAC.




                                ARTICLE XII

         RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

         Except as set forth in Article XI hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General
Corporation Law of the State of Delaware, does hereby make this certificate, declaring and certifying that this is my act and deed and that the facts herein stated are true to the best of my knowledge.

         Executed this 20th day of November, 1997.



                                            ______________________
                                             Francis C. Rowinski